Exhibit 21.1

List of Subsidiaries

Registrant:  Meetinghouse Bancorp, Inc.

Subsidiary	Percentage of Ownership	Jurisdiction or State of Incorporation
Meetinghouse Bank	100%	Massachusetts

Subsidiaries of Meetinghouse Bank	Percentage of Ownership	Jurisdiction or State of Incorporation
Meetinghouse Securities Corporation	100%	Massachusetts
Richmond Street Realty Trust	100%	Massachusetts